Exhibit 99.P.8

CODE OF ETHICS AND PROFESSIONAL CONDUCT

PhaseCapital LP

Adopted March 31, 2008
Revised August 2018

Introduction

This Code of Ethics (this “Code”) is adopted by PhaseCapital LP (“PhaseCapital”, “the Company”, or “the Firm”) in an effort to maintain a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable laws, including state and federal securities laws and regulations. Except where expressly noted, this Code applies to all Access Persons (as defined in this Code), including Temporary Access Persons. Currently, the Firm does not employ or utilize any Temporary Access Persons and does not intend to do so in the future. The Code of Ethics is intended to serve as Phase Capital’s Code of Ethics pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 under the 1940 Act.

The purpose of this Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Company and its Clients may abuse their fiduciary duty to the Clients, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed. As it relates to Section 204A of the Advisers Act, the purpose of this Code is to establish procedures that, taking into consideration the nature of the Company’s business, are reasonably designed to prevent misuse of material non-public information in violation of the federal securities laws by persons associated with the Company.

This Code may be revised from time to time to reflect developments in the law, questions of interpretation, and application of practical experience, as well as new policies of PhaseCapital. This Code is intended to provide guidance to Access Persons for conforming to PhaseCapital practices and standards and complying with applicable legal standards, but is not intended to alter the legal standards that would otherwise exist in the absence of this Code. This Code is required to be provided to each Access Person and each Access person will be required to provide written acknowledgement of receipt. In addition, the current version of this Code is maintained on PhaseCapital’s internal network, which is available to all Access Persons. Revisions to the policy are updated as necessary.

Currently, the Company’s clients include a U.S. Mutual Fund, a separately managed account, and a privately offered pooled investment vehicle (collectively, “the Clients”). This Code is predicated on the principle that the Company, in its capacity as an investment adviser, owes a fiduciary duty to all of its Clients. Every fiduciary has the duty and a responsibility to act in the utmost good faith and in the best interests of the Client and to always place the Client’s interests first and foremost. Accordingly, the Company’s principles, partners, members, directors, officers, managers and other personnel of the Company, as well as other persons under the supervision and control of the Company, including interns, temporary or contract workers (each, an “Employee”) must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients.

Every Employee is responsible for understanding and complying with the rules and procedures set forth in this Manual. Each Employee shall initially, and on an annual basis, sign a written or electronic statement acknowledging among other things his or her receipt and understanding of, and agreement to abide by, the policies described in this Manual and Code of Ethics.

Each Employee shall sign the acknowledgement form distributed by the Blue River portal indicating his or her receipt and understanding of, and agreement to comply with this Code. Such signed acknowledgements for initial and annual assignments will be disseminated from, submitted upon completion to, and archived within the Blue River portal. The CCO and her designee have access to obtain and review all employee acknowledgement forms via the Blue River portal.

Statement of General Fiduciary Principles and Standard of Business Conduct

This Code has been adopted based on the general principle that PhaseCapital aims to conduct its business according to the highest ethical standards. In particular, each Access Person has a fiduciary duty

•	to act in the best interest of each client to which PhaseCapital provides advisory services (a “Client”);

•	to conduct his or her affairs, including personal securities transactions, in such a manner as to avoid serving his or her own personal interests ahead of those of a Client; and

•	to avoid conflicts of interest.

This Code cannot address every circumstance that may give rise to a conflict, a potential conflict or an appearance of a conflict of interest. Therefore, you are expected to be alert to such conflicts of interest with Clients or with PhaseCapital. Above all, it is the responsibility of every Access Person to ensure that he or she is not in real or apparent conflict or violation with any law or PhaseCapital policy.

Technical compliance with this Code will not insulate from scrutiny transactions that show a pattern of compromise or abuse of an Access Person’s fiduciary responsibilities.

You are required to report promptly any violations of this Code or of the federal securities laws to the Chief Compliance Officer (the “CCO”) of PhaseCapital or if the report relates to the CCO, to the Chief Executive Officer.

PhaseCapital will not retaliate against any personnel who make a good faith report of a violation of the Code or of the federal securities law to it or to appropriate law enforcement officials.

The CCO shall be responsible for all aspects of administering and all interpretive issues arising under this Code. The CCO is responsible for considering any requests for exceptions to, or exemptions from, the Code. Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews, and reporting as may be deemed appropriate by the CCO.

Certain key terms are defined in Appendix A.

Condition of Employment or Service with the Company

This Code applies to each Employee of the Company. Employees shall read and understand this Code and uphold the standards of the Code in their day-to-day activities at the Company. Compliance with the Code shall be a condition of employment or continued affiliation with the Company and conduct not in accordance herewith shall constitute grounds for sanctions (including, without limitation, reprimands, restrictions on activities, disgorgement, termination of employment, or removal from office). Each Employee shall sign the acknowledgement form indicating his or her receipt and understanding of, and agreement to comply with this Code. Such signed acknowledgement shall be returned to the CCO and may be submitted electronically.

In order to ensure the completion of all documentation, the CCO or designee will request all exiting Employees attest and indicate the completeness of their compliance documentation during the period that they were subject to the Company’s policies and procedures.

Blue River Partners

In connection with maintaining the Company’s compliance program and Code of Ethics, the Company has retained Blue River Partners, LLC (“Blue River”), a third-party service provider, to assist in the day-to-day administration of its operations and these policies and procedures. The forms contained in the appendices and exhibits in this Code, such as the acknowledgements and attestations, are template forms. The information solicited on those forms and others will be collected through the Blue River Compliance Portal (the “Compliance Portal” or “Blue River portal”), an online financial regulatory compliance solution, which the Company uses for the management of its compliance program.

I.           Organizational Structure

The CCO of PhaseCapital is responsible for all compliance related matters of the Firm. This Code also applies to both permanent Access Persons as well as Temporary Access Persons, such as contractors or interns for the time periods they are contractually employed and/or engaged with the Firm.

II.          Governing Standards

A.	General Standards

You are required to comply with applicable federal and state securities and other laws. In particular, you shall not:

•	Employ any device, scheme or artifice to defraud a Client.

•	Make any untrue statement of a material fact to a Client or an investor (or potential investor) in a fund Client or omit to state a material fact necessary in order to make a statement made to a Client or an investor (or potential investor) in a fund Client in light of the circumstances under which it is made, not misleading;

•	Engage in any act, practice or course of business that operates as a fraud or deceit on a Client;

•	Engage in any manipulative practice with respect to a Client.

•	Take any action that will violate any applicable laws or regulations, including all federal securities laws;

•	Abuse or misappropriate the Company’s or any Client assets or use them for personal gain; or

•	Abuse their position of trust and responsibility with Clients or otherwise take inappropriate advantage of his or her position with the Company

B.	Conflicts of Interest

Access Persons shall seek at all times to avoid the appearance of a conflict of interest, and shall act at all times in a manner consistent with their fiduciary responsibilities to PhaseCapital and to clients. You are expected to avoid any conduct or activity that creates a personal interest that conflicts with the interests of PhaseCapital or a Client. Examples of a conflict of interest are when you or a member of your immediate family:

•	has an existing or potential financial or other interest which may reasonably be expected to impair your independence of judgment in discharging your responsibilities to PhaseCapital or to a Client

•	expect to receive a material financial or other benefit from knowledge of a Client’s or PhaseCapital’s confidential information

You shall promptly report any conflict of interest to the CCO.

III.         Insider Trading Policy

Access Persons may from time to time be in possession of material, non-public information (“MNPI”) concerning a Fund, companies in which a Fund invests or other companies. Under the federal securities laws, you are prohibited from buying or selling securities while in possession of confidential MNPI, and may not otherwise use such information for your own advantage or the advantage of others, including any Client. Under the federal securities laws, you also are prohibited from trading on MNPI about a tender offer. Violations of these laws may subject you to disciplinary action, as well as severe civil or criminal penalties. Any such legal proceedings would result in adverse publicity and embarrassment to PhaseCapital and you.

PhaseCapital has adopted policies and procedures that are designed to protect itself and you from liability for “insider trading.” The policies and procedures prohibit trading on the basis of confidential MNPI. They also direct each Access Person to “Ask First.” It is critical that all Access Persons read and understand these Policies and Procedures and consult with the CCO if there are any questions or concerns.

A.	Policy Statement on Insider Trading; Background

PhaseCapital prohibits any Access Person from trading, either personally or on behalf of others (including Clients), based on MNPI or communicating MNPI to others in violation of the law. This conduct is frequently referred to as “insider trading.”

As a prophylactic rule, you are prohibited from buying or selling a security if you are aware of material nonpublic information about that security or if a security is issued by a company whose name is on our restricted list, also referred to as the black-list in section VII, without the advance written approval of the CCO. This policy applies to every Access Person and extends to activities within and outside their duties at the PhaseCapital.

You must read and retain this policy statement. Any questions regarding PhaseCapital’s policy and procedures should be referred to the CCO.

The term “insider trading” is not defined in the federal securities law, but generally is used to refer to trading securities on the basis of MNPI (whether or not the user is an “insider”). The term “tipping” similarly is not defined but is generally used to refer to communicating MNPI to others who trade. The law concerning insider trading is not static, but as a general matter the law prohibits, among other things:

•	trading by an insider, while in possession of confidential MNPI;

•	trading by a non-insider, while in possession of confidential MNPI, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

•	communicating MNPI to others (“tipping”).

In the course of your employment, you may learn about the current or pending investment activities of a Client (e.g., actual or pending purchases and sales of securities). Using or sharing this information other than in connection with the investment of Client accounts is considered acting on inside information and is therefore prohibited.

1. Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of an issuer. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of an issuer’s affairs and as a result is given access to information solely for the issuer’s purposes. A temporary insider can include, among others, an issuer’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. Access Persons may be insiders or temporary insiders from time to time.

2. What is Material Information?

Trading on insider information is a basis for liability if the information is material. “Material information” generally is defined as information which a reasonable investor would be likely to consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of an issuer’s securities.

There are many types of material information of which you may become aware as an Access Person of PhaseCapital:

•	knowledge of positions held by a Client in issuer’s securities;

•	information generated within PhaseCapital, e.g., buy and sell recommendations;

•	information received from officers, directors and other representatives of companies in which PhaseCapital has invested or is considering investing;

•	information from consultants or other third-parties who work with public companies;

•	information received as a result of serving as a director, officer or employee of another organization.

Information that you should consider as potentially material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, changes in credit ratings, significant expansions or curtailments of operations or significant increases or decreases of orders, planned offerings of securities (including offerings underwritten by one of our affiliates), inflows or outflows of client assets or assets under management, a change in auditors or auditor notification that an issuer may no longer rely on an audit report, events regarding an issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities), bankruptcy, corporate restructuring or receivership, and extraordinary management or business developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If an Employee is in receipt of non-public information that they believe is not material, they should confirm such determination with the CCO.

3. What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. A person should not trade on MNPI until the investing public has been afforded the time to receive the information and act upon it. One must be able to point to some fact to show that the information is generally public. Information may be deemed to have been made public — and thus not subject to the prohibitions on insider trading — in a number of different ways, including when the information:

•	Appears in the press or in a widely disseminated source or publication (e.g., Dow Jones tape, Reuters, The Wall Street Journal, The New York Times);

•	Is included in publicly available regulatory filings (e.g., when the information is available through the public data base of a federal regulatory agency, such as the SEC);

•	Is disclosed in a stockholder report or a press release from the issuer;

•	Is announced in a public forum such as a stockholder meeting;

•	Is provided by the issuer freely to anyone making an inquiry;

•	Is being disseminated to traders generally by brokers or institutional analysts, unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider; and

•	Is received by a person who does not have a relationship with the issuer or who does not otherwise owe a duty of confidentiality to the issuer or another person. For example, information found in a report filed with the SEC, or appearing in The Wall Street Journal or other publications of general circulation would generally be considered public.

If the information is not available in the general media or in a public filing, it should be treated as non-public. If an Employee is uncertain whether or not information is non-public, they should contact the CCO.

4. Specific Sources of Material Non-Public Information

Below is a list of potential sources of material, non-public information that Employees of the Company may periodically access. If an Employee accesses or utilizes any of these sources of information, whether in connection with their employment duties or otherwise, they should be particularly sensitive to the possibility of receiving material non-public information about a publicly-traded company, and immediately notify the CCO if they feel that they have received material non-public information. This list is provided for general guidance and is not an exclusive list of all possible sources of material nonpublic information.

Contacts with Public Companies

Contacts with public companies may represent an important part of the Company’s research efforts. The Company may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly-available information.

Employees must be especially alert to the potential for access to sensitive information during such contacts. Information received from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD.

Difficult legal issues arise, however, when, in the course of contacts with public companies, Employees become aware of material, non-public information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Company must make a judgment as to its further conduct. To protect themselves, the Company, and its Clients, Employees should contact the CCO immediately if they believe that they may have received material, non-public information.

All calls or meetings with any employee of a public company must be reported to the CCO prior to the meeting. To the extent that any meeting or contact is not open to the investment community, the CCO may require that Employees issue a standard notification at the beginning of the meeting that they do not wish to receive non-public information. The CCO will maintain a list of all Company contacts with public companies.

Contacts with Research Consultants

Employees may wish to engage the services of a third-party research firms (a “Consulting Service”), to assist in their research efforts. Generally, such Consulting Services provide access to experts (each a “Consultant”) across a variety of industries and disciplines. Employees must be especially alert to the potential for access to material non-public or confidential information during such contacts.

Any engagement of a new Consulting Service or Consultant must be pre-approved by the CCO. In addition, Employees must notify the CCO prior to each contact (whether a call or meeting) with any previously approved Consultant. The CCO will maintain a list of all Company contacts with Consultants.

The following guidelines apply to all Employee contacts with Consulting Services and Consultants:

•	Prior to any conversation with a Consultant, Employees must remind or inform such Consultant that (i) the Company invests in publicly-traded securities and (ii) neither the Company nor the Employee wish to receive material, non-public information or confidential information that the Consultant is under a duty, legal or otherwise, not to disclose;

•	The Consultant must acknowledge that he or she is unaware of any conflict with any law, regulation or duty owed to any person or entity that may arise by providing the Company or its Employees with his or her services, or inform the Employee or the Company otherwise;

•	If a Consultant inadvertently discloses material non-public information regarding any company, the Employee must contact the CCO immediately, who will determine if the company must be added to the Restricted List (See Section III);

•	The CCO may chaperone calls with Consultants;

•	Employees may not discuss any company (public or private) with which a Consultant is affiliated, including but not limited to a director, trustee, officer, employee or any other known affiliation;

•	Employees are reminded of their non-disclosure obligations regarding Company information contained in the Company’s Compliance Manual

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary volatility in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of non-public information relating to a tender offer.

Directorships and Committee Memberships

An Employee of the Company may be a member of the board of directors, creditor’s committee or similar committee, group or informal organization of credit holders, or have similar status with a public issuer. Any such memberships must be reported to the CCO immediately.

Confidentiality Agreements

The Company may enter into confidentiality agreements with issuers, their representatives, or third-party firms relating to the evaluation of a potential transaction in an issuer’s securities. All confidentiality agreements must be approved by the CCO prior to execution. Confidentiality agreements generally require the Company to maintain information received thereunder in confidence, but may also contain other provisions such as restrictions on trading, restrictions on use of the information or a requirement to destroy or return such information. Employees should be particularly sensitive to information they receive pursuant to a confidentiality agreement as such information is likely to be material non-public information. Employees should also be knowledgeable regarding any restrictions or representations with respect to such information contained in a confidentiality agreement so as to avoid a breach thereunder. If an Employee is uncertain as to their rights and obligations under a confidentiality agreement, they should contact the CCO.

Market Rumors

Creating or spreading a rumor that is known to be untrue with the intent of affecting the market price of a security could constitute an unlawful attempt to manipulate market prices and should be avoided at all times. In addition, making investment decisions or otherwise acting on information received as a market rumor can carry significant risk for the Company and the Employee, given the inherent lack of certainty that a market rumor is accurate and/or does not constitute material non-public information. Employees should contact the CCO prior to acting on or sharing any information received as a market rumor.

5. Basis for Liability; Breach of Duty

In general, it is a violation of the federal securities laws if a person trades on the basis of MNPI if he or she has expressly or impliedly agreed to maintain the confidentiality of the information or not use the information for purposes of trading, has misappropriated the information, or has received the information knowing that its transmission is a breach of duty by the person transmitting the information.

6. Penalties for Insider Trading

Penalties for trading on or communicating MNPI are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;

•	triple damages;

•	paying back profits;

•	jail sentences;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;

•	permanent bar of the Employee from the securities industry,

•	recovering by the SEC of Employees’ losses avoided through illegal trading

•	fines for an employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by PhaseCapital, including possible dismissal of the persons involved.

Insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an Employee who is found liable for insider trading may also be subject to penalties.

B.	Procedures to Implement PhaseCapital’s Policy Against Insider Trading

The following procedures have been established to aid you in avoiding insider trading, and to aid PhaseCapital in preventing, detecting and imposing sanctions against insider trading. These procedures cannot cover all circumstances and you are asked to be cautious in all situations involving the potential for insider trading and consult with the CCO if you have any questions:

1.	Determine if Information is MNPI: If you believe that information you have received may be MNPI, you should immediately consult with the CCO before trading or speaking to others about the information or the related securities. This is the essence of PhaseCapital’s “Ask First” procedure. In assessing whether you may have potential inside information, you should consider:

•	Is the information material? Is this information that an investor would be likely to consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

•	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

2.	Restrictions on MNPI: If, after consideration of the above, you and the CCO believe that the information is material and nonpublic, you must not:

•	Purchase or sell the security on behalf of yourself or others, including a Client, or

•	Communicate the information inside or outside PhaseCapital, other than to the CCO.

(These restrictions also apply to “tipping” information to others and apply to your family members and others living in your household).

3.	CCO Determines Actions: Generally, upon receipt of MNPI by an employee of PhaseCapital, the CCO will take the following actions:

•	Add security to Restricted List: Any security for which a PhaseCapital Access Person holds MNPI will be added to the Restricted List.

•	Close Position and Restrict Future Trading: If a security that is on the Restricted List is included in the universe of the securities from which PhaseCapital is compiling its portfolios (the “Traded Universe”), it will be removed from the Traded Universe until such time as the relevant MNPI becomes public or immaterial.

4.	Restricted List: Receipt by the Company or an Employee of material nonpublic information, as well as certain transactions in which the Company may engage, may require, for either business or legal reasons, that Client accounts or personal accounts of Employees do not trade in the subject securities for specified time periods. Any such security will be designated as “restricted.”

The CCO will determine which securities are restricted, will maintain a list (the “Restricted List”) of such securities and will deny permission to effect transactions in Client or Employee personal accounts in securities on the Restricted List. The CCO will periodically disseminate the Restricted List to all Employees as it is updated. No Employee may engage in any trading activity, whether for a Client account or a personal account, with respect to a security while it is on the Restricted List. Restrictions with regard to designated securities are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities. The CCO will be responsible for determining whether to remove a particular company from the Restricted List.

The Restricted List is confidential and may not be disseminated outside the Company.

a. Communications

Information in Employees’ possession that they identify as material and nonpublic may not be communicated to anyone, including any person within the Company other than the CCO and those persons who “need to know” such information in order to perform their job responsibilities at the Company.

b. Information Handling

Employees should take all appropriate actions to safeguard any material, non-public information in their possession. Care should be taken that such information is secure at all times. For example, Employees should not leave documents or papers containing material, non-public information on their desks or otherwise for people to see; access to files containing material, non-public information and computer files containing such information should be restricted; and conversations containing such information, if appropriate at all, should be conducted in private.

An Employee may not make unauthorized copies of material, non-public information. Additionally, Employees must ensure the disposal of any material, non-public information in their possession is authorized (for example, material, nonpublic information obtained pursuant to a confidentiality agreement may be required to be returned in certain circumstances). Upon termination of their employment with the Company, Employees must return to the Company any material, non-public information (and all copies thereof in any media) in their possession or under their control.

IV.         Interaction w ith Denham Capital Manage ment (“DCM”)

PhaseCapital and DCM have a mutual owner who maintains a significant ownership share in both entities. PhaseCapital shares office space with DCM. DCM is a private equity firm specializing in energy-related investments.

During the course of their normal business dealings, DCM employees may attain MNPI as described above. PhaseCapital Access Persons are prohibited from receiving MNPI from DCM employees or providing MNPI to DCM employees. Generally, receipt of MNPI by DCM employees will not be deemed to result in receipt of MNPI by PhaseCapital employees. This conclusion is supported by the fact that the business activities, physical office spaces and other interactions of PhaseCapital and DCM employees are significantly separate and do not overlap. Additionally, DCM’s internal policies, including use of Temporary Information Walls and other procedures, significantly reduce flow of MNPI between and among employees of DCM.

In certain cases, however, MNPI received by DCM employees may be inadvertently relayed to PhaseCapital employees. In such cases, PhaseCapital policies relating to receipt of MNPI, as described at Part III.B., above, will be followed.

V.          Trading Stock to Affect the Markets/Manipulative Trading Practices

In addition to the prohibitions on insider trading, the federal securities laws prohibit Access Persons and others from engaging in manipulative trading practices. If you violate these laws, you may be responsible for the damages sustained as a result of the manipulative activity, in addition to other sanctions. These laws prohibit an Access Person, when acting for himself, herself, or for others (including a Client), from doing manipulative acts, including:

•	Engaging in trading or apparent trading activity for the purpose of causing the price of a registered security to move up or down, and then taking advantage of the price movement by buying or selling at the “artificial” price level (a practice known as “pumping and dumping”).

•	Using the mail, the internet (chat rooms, etc.) or any other method of interstate commerce to manipulate securities prices by creating a false or misleading appearance of active trading; and

•	Circulating or disseminating, in the ordinary course of business, information to affect the price of any security (a practice known as “rumor mongering”).

VI.         Reporting Requirements

On an annual basis, the CCO shall prepare a report describing any material issues arising under the Code of Ethics or procedures, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and information for review by senior management.

VII.       Personal Securities Trading

PhaseCapital requires Access Persons to maintain the highest standards of professional ethics with respect to personal investments in securities which may also be bought or sold by PhaseCapital for a Client, and also with respect to the use of MNPI, whether for personal or PhaseCapital gain. It is PhaseCapital’s policy to limit Access Persons’ personal securities transactions to guard against situations that could create an actual or potential or apparent conflict of interest or misuse of “inside” information or an undue burden on an Access Person’s time and attention. PhaseCapital has therefore adopted policies and procedures that require preclearance of all personal trading in Reportable Securities (the“General Preclearance Requirement”), and require regular reporting of personal securities activity.

A.	General Policies

1.	An Access Person must pre-clear the purchase or sale of all public or private Reportable Securities for his or her own account or for an account as to which he or she has beneficial ownership.

2.	In addition to the General Preclearance Requirement, no Access Person of PhaseCapital is permitted to profit in his or her personal securities transactions from the securities activities of a Client. Accordingly, you shall not purchase or sell, directly or indirectly, any security in which you have, or by reason of such transactions acquires, any direct or indirect beneficial ownership if the purchase or sale would be harmful to a Client or would serve such your own personal interests ahead of those of a Client.

3.	You shall not engage in any transactions which are or could be perceived as ‘front running;’ a transaction of a Client. Front running is an unethical practice which generally involves an Access Person with knowledge of an impending fund trade benefiting from that advance knowledge by trading before the fund for his or her own benefit (or the benefit of another).

4.	PhaseCapital maintains a grey-list and a black-list of securities in which employees must follow certain restrictions in order to trade in personal accounts.

a)	Grey-list: the grey-list is made up of securities held in the portfolios of PhaseCapital’s clients and securities in PhaseCapital’s client’s trading universe. The grey-list is updated as securities are added to or removed from our client’s trading universe and portfolios.

b)	Black-list: the black-list is made up of securities in which employees are in possession of material non-public information and will be updated in the event an employee acquires material non-public information.

5.	No Employee personal securities transactions will be permitted in any security that is currently on the Company’s Restricted List. All Employee personal securities transactions are subject to monitoring in order to ascertain any pattern of conduct which may evidence use of material non-public information obtained in the course of their employment.

6.	No Employee may acquire any security in an initial public offering (IPO) or secondary public offering without the prior approval of the CCO.

7.	Private placements of any kind (including, but not limited to, limited partnership investments, limited liability companies, hedge funds, private equity funds, PIPEs, real estate, oil and gas partnerships and venture capital investments) may only be acquired with pre-approval of the CCO, and, if approved, will be subject to monitoring for possible future conflicts.

8.	The Company has established a policy that its Employees shall not execute a personal transaction in a security on the Grey List if an order for a Client account for the same security remains unexecuted. Such restriction shall be effective for one trading day before and after any such Client account.

Information regarding Client trading must not be used in any way to influence trades in personal accounts or in other accounts of the Client, including those of other Employees. Trading ahead of a Client’s order is known as “front-running” and is prohibited.

Each Employee is prohibited from buying or selling for either a Client account or an Employee personal account (i) an option while in possession of non-public information concerning a block transaction by a Client account in the underlying stock, or (ii) an underlying security while in possession of non-public information concerning a block transaction by a Client account in an option covering that security (the “inter-market front running”). This prohibition extends to trading in stock index options and stock index futures while in possession of non-public information concerning a block transaction in a component stock of an index

B.           Exempted Transactions

The pre-clearance requirement in Section A. 1. of this section shall not apply to:

1.	Purchases or sales effected in any Exempt Account[1] (see Annex A). However, Employees will be required to provide reports of holdings and/or transactions made in the Employee’s Managed Accounts at the request of the CCO.

2.	Purchases or sales effected of Excluded Securities[2] (see Annex A).

1 “Exempt Account” means an account (often referred to as a “blind trust”) over which the Supervised Person has no direct or indirect influence or control. An account shall be deemed an Exempt Account if the CCO makes such determination after reviewing all relevant facts.

2 “Excluded Securities” means direct obligations of the United States, banker’s acceptances, bank certificates of deposit, high-quality government short-term debt instruments, Employees Stock Option Purchase Plans of spouses (if part of compensation package), shares issued by registered open-end investment companies, except those advised by PhaseCapital LP. ETFs are not “excluded securities” for this purpose.

3.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

4.	Purchases or sales of securities that are not Reportable Securities.

C.           Reporting and Certification

You shall provide reports to the CCO as follows, for all personal holdings as well as holdings and transaction reports with respect to accounts of your spouses, dependent relatives, trustee and custodial accounts or any other account in which you have a financial interest or over which you have investment discretion (other than the PhaseCapital managed funds):

1.	Initial and Annual Holdings Report: Not later than ten (10) days after you become an Access Person, you shall submit to the CCO an Initial Holdings Report, and once per year thereafter, you shall submit to the CCO an Annual Holdings Report, as applicable (in the form attached hereto as Appendix B, as modified, or through Blue River), including the following information:

a.	The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which you had any direct or indirect beneficial ownership, as well as all Excluded Securities.

b.	The name of any broker, dealer or bank that maintained an account in which any securities (including securities that are not Reportable Securities) were held for your direct or indirect benefit.

c.	An acknowledgment that you (i) have read, understand and have had the opportunity to ask questions concerning this Code; (ii) agree to abide by this Code as amended from time to time; (iii) have complied with all requirements of this Code, and (iv) have reported all transactions required to be reported under this Code.

Each Holdings Report shall also include a Disciplinary History Questionnaire, attached hereto as Appendix C, which must be completed for purposes of the PhaseCapital’s own disclosure requirements. With respect to the Initial Holdings Report, such information must be current as of a date no more than forty-five (45) days prior to the date of your becoming an Access Person.

2.	Monitoring. The CCO, the Managing Partner in the event monitoring relates to the CCO, or their designee, is responsible for the monitoring of compliance with the Code regarding employee personal trading. The CCO will use Blue River, or hardcopy duplicate broker statements, to monitor each employee’s personal holdings report to ensure that:

a)	All personal trading activity was pre-cleared and executed in accordance with the General Policies and pre-clearance process.

b)	For personal trading activity involving securities on the grey list:

i.	The CCO/Managing Partner shall check the employee’s trade to ensure that trade execution price occurred within the last thirty minutes of the market close.

ii.	The CCO/Managing Partner will compare against PhaseCapital’s Client’s broker statements to ensure that there was no open order in PhaseCapital’s business during the time the employee’s trade was executed.

c)	Pre-cleared securities are held for a minimum of 30 days

3.	Quarterly Reports. You must promptly notify the CCO if you open a new brokerage account after making your initial report. You must arrange with each broker-dealer for duplicate statements and confirmation statements to be sent to the CCO via e-mail or regular mail until an account is transferred or closed. Not later than thirty (30) days after the end of a calendar quarter, you must directly report to the CCO any transactions in securities that are not reflected in brokerage account statements that has been provided to the CCO directly by a broker-dealer. The quarterly transaction report must be submitted even if no purchases or sales of securities were made during the period covered by the report.

D.          Pre-clearance of Investments in IPOs and / Limited Offerings

The preclearance requirements apply to the direct or indirect acquisition of beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

E.           Pre-clearance process

As noted above, PhaseCapital has contracted with Blue River; whose portal provides web based secure technology to manage its employee’s personal trading activities. Employees must pre-clear all personal trading activity as outlined below.

In the event an employee submits a pre-clearance request for a security which is not on the grey-list or black-list, the employee will be granted automatic approval to purchase or sell that security.

•	In the event an employee submits a pre-clearance request for a security which is on the grey-list, Blue River will notify the CCO, in the event preclearance is requested by the CCO the CEO will be notified, and approval will be granted given the following restrictions:

a) The employee must execute the trade using market on close or limit on close orders or within the thirty minutes of the market close and at no other time during the trading day.

b) The employee cannot execute the trade if there is an open order for the requested security in PhaseCapital’s business.

•	Pre-clearance will not be granted to securities on the black-list.

You pre-clear a transaction by submitting an electronic pre-clearance request via Blue River, or as an alternative to Blue River, sending the CCO an email setting forth the identity and the amount of the security that you wish to buy or sell, with any other information requested by the CCO. You may not transact until you have received written approval in the form of an email from the CCO or Blue River. The CCO may deny a trade for any reason determined in his or her good faith judgment to be in the interests of the Adviser. The approval is good for 24 hours after its receipt.

By submitting a request for pre-clearance, you represent that you are not aware of Material Non-public Information.

In determining whether to pre-approve a transaction, the CCO will consider whether the transaction is consistent with the interest of Clients, whether the issuer of the security is on the Restricted List, and such other facts and circumstances as the CCO deems appropriate. The Chief Investment Officer or Blue River staff is responsible for reviewing a pre-clearance request from the CCO.

VIII.      Conflicts of Interest

1. General

Under Section 206 of the Advisers Act, the duty of the Company to refrain from fraudulent conduct includes an obligation to disclose material facts to its Clients whenever the failure to do so would defraud any Client or prospective client. The Company’s duty to disclose material facts is particularly pertinent whenever the Company is in a situation involving a conflict or potential conflict of interest with a Client. The type of disclosure required by the Company in such a situation will depend upon all the facts and circumstances, but as a general matter, the Company must disclose to Clients all material facts regarding the potential conflict of interest so that the Client can make an informed decision whether to enter into or continue an advisory relationship with the Company or whether to take some action to protect himself against the specific conflict of interest involved.

Employees of the Firm are expected to adhere to the highest standards with respect to any potential conflicts of interest with Clients and Investors – simply stated, no Employee should ever enjoy a benefit at the detriment of any Client or Investor. If any Employee is aware of a personal interest that is, or might be, in conflict with the interest of the Company or its Clients, that Employee shall disclose the situation or transaction and the nature of the conflict to the CCO for appropriate consideration. Any compliance concern or outside business activity should be reported through the online Compliance Portal. The Compliance Portal acts as a conflicts inventory as it maintains permanent record of these documents for immediate access to such items. At any time, the CCO may print a report with recorded conflicts and outside business activities as well as the original forms. Blue River will report each outside business activity form or compliance concern report as it comes in through the Compliance Portal to the CCO of the Company. Blue River and the CCO will discuss the issue and determine what recourse may be necessary immediately. The CCO will make a determination as to whether disclosure to the Clients is necessary at the time the conflict is reported. The conflicts log is also reviewed each quarter during the quarterly compliance testing which Blue River performs. At this time, the CCO will revisit any conflicts or compliance concerns reported during the quarter and ensure that they were resolved and if they need to be disclosed to the Clients.

2. Investment Conflicts

Employees who are planning to invest in or make a recommendation to invest in a security for any Client, and who have a material interest in the security or a related security, must first disclose such interest to the CCO. The CCO shall conduct an independent review of the recommendation to purchase the security for Clients and written evidence of such review shall be maintained by the CCO. Employees shall not fail to timely recommend a suitable security to, or purchase or sell of suitable security for, the Company in order to avoid an actual or apparent conflict with a personal transaction in a security.

3. Investment Negotiation Conflicts

In order to ensure compliance with Section 17(d) under the 1940 Act whenever an investment professional proposes to negotiate a term other than price for an investment (including any amendments), he/she must check to see if the investment (or any other position in the issuer’s capital structure) is held (or proposed to be invested) in any Company managed pooled investment vehicle that is a registered investment company (e.g., U.S. Mutual Funds).

If the investment is held in any Company managed pooled investment vehicles that is a registered investment company, that person must contact the CCO for guidance. The transaction is generally permitted if all accounts are in the same part of the capital structure and participate in the investment pro rata. Alternatively, impose a “Chinese Wall” between the registered investment company and the institutional Client account investment decision-making. One person can negotiate, provided final investment decision still made separately. The CCO may also consult with outside counsel for guidance.

4. Capital Structure Conflicts

Conflicts will arise in cases when Clients of the Company invest in different parts of an issuer’s capital structure, including circumstances in which one or more Clients may invest in securities, or other financial instruments, of an issuer that are senior or junior to securities, or financial instruments, of the same issuer that are held by or acquired for, one or more other Clients. If such issuer encounters financial problems, decisions related to such securities (such as over the terms of any workout or proposed waivers and amendments to debt covenants) will raise conflicts of interests. For example, a Client holding debt securities of the issuer may be better served by a liquidation of the issuer in which it may be paid in full, whereas a Client holding equity securities of the issuer might prefer a reorganization that holds the potential to create value for the equity holders.

In the event of conflicting interests within an issuer’s capital structure, the Company will generally pursue the strategy that it believes will maximize value for Client accounts overall (without regard to the nature of the accounts involved or fees received from such accounts):

•	This strategy may be recommended by one or more investment professionals of the Firm;

•	A single person may represent more than one part of an issuer’s capital structure;

•	The recommended course of action will be presented to the Company’s Investment Committee for final determination as to how to proceed

The Company may elect, but is not required, to assign different teams to make recommendations for different parts of the capital structure as the Investment Committee determines in its discretion.

In the event the Company, its affiliates, its Clients and their respective officers, directors, trustees, stockholders, members, partners and Employees and their respective funds and investment accounts (collectively, the “Related Parties”) serve on the board of the subject company, they should recuse themselves from voting on any board matter with respect to a transaction that has an asymmetrical impact on the capital structure.

•	Related Party board members may still make recommendations to the Investment Committee.

•	If any such persons are also on the Investment Committee, they may recuse themselves from the Investment Committee’s determination.

The Company may use external counsel for guidance and assistance.

5. Position Conflicts

Should the Company cause one Client account to buy a security and another Client account to sell or short the same security, such opposing positions are not permitted within the same account or within any accounts managed by the same portfolio manager without prior trade approval by the CCO. In addition, transactions in investments by one or more affiliated Client accounts may have the effect of diluting or otherwise disadvantaging the values, prices or investment strategies of other Client accounts.

Generally, the Company does not purchase, sell or hold securities on behalf of Clients contrary to the current recommendations made to other affiliated Client accounts.

However, because certain Client accounts may have investment objectives, strategies or legal, contractual, tax or other requirements that differ (such as the need to take tax losses, realize profits, raise cash, diversification, etc.), the Company may purchase, sell or continue to hold securities for certain Client accounts contrary to other recommendations. In addition, the Company may be permitted to sell securities or instruments short for certain Client accounts and may not be permitted to do so for other affiliated Client accounts.

6. Conflicts Related to Investments in Affiliated Fund

The Company’s purchase for a Client accounts interests in other pooled vehicles, including U.S. Mutual Funds, offered by Related Parties. Investment by a Client in such a vehicle means Related Parties receive advisory or other fees from the Client in addition to advisory fees charged for managing the Client’s account. The details of any possible fee offsets, rebates or other reduction arrangements in connection with such investments are provided in the documentation relating to the relevant Client account and/or underlying investment vehicle. In choosing between vehicles managed by Related Parties and those not affiliated with Related Parties, Related Parties may have a financial incentive to choose Related Parties-affiliated vehicles over third parties by reason of additional investment management, advisory or other fees or compensation Related Parties may earn. The potential for fee offsets, rebates or other reduction arrangements may not necessarily eliminate this conflict and Related Parties may nevertheless have a financial incentive to favor investments in Related Parties-affiliated vehicles. If the Company invest in an affiliated vehicle, a Client should not expect the Company to have better information with respect to that vehicle than other investors may have (and if the Company does have better information they may be prohibited from acting upon it in a way that disadvantages other investors).

Additionally, Related Parties may sponsor and manage funds and accounts that compete with the Company or make investment with funds sponsored or managed by third-party advisers that would reduce capacity otherwise available to the Company’s Clients.

7. Prohibited Conduct with Clients

It is a violation of an Employee’s duty of loyalty to the Company and its Clients for any Employee, without the prior written consent of the CCO, to:

•	rebate, directly or indirectly, to any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client account;

•	accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client account;

•	own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly-owned; or

•	borrow money from any of the Company’s suppliers or Clients; provided, however, that

(i) the receipt of credit on customary terms in connection with the purchase of goods or services is not considered to be a borrowing within the foregoing prohibition and (ii) the acceptance of loans from banks or other financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, is permitted except where prohibited by law.

8. Outside Activities of Employees

Employees are expected to devote their full professional time and efforts to the business of the Company and to avoid any activities that could present actual or perceived conflicts of interest.

Without the prior written approval of the CCO, you may not engage in any outside business activities that may give rise to conflicts of interest or potential of conflicts of interest or otherwise jeopardize the integrity or reputation of the PhaseCapital or any of its affiliates. Although PhaseCapital does not require approval of outside activities undertaken by family members, you must contact the CCO if any such outside activities may reasonably be expected to raise or appear to raise a conflict of interest in connection with his or her employment or the business activities of PhaseCapital.

Whether a particular outside activity may be approved or continued in the future will depend on a variety of factors including the extent to which the proposed activity could violate any law or regulation, interfere with your responsibilities to PhaseCapital, involve prolonged absences during business hours, or compete with PhaseCapital’s interests. Additionally, the possibility of adverse publicity and potential liability will be weighed.

Without the written approval of the CCO, you must not (without limiting the foregoing):

•	Be employed or compensated by any other entity

•	Have active involvement in any other business including part-time, evening or weekend employment;

•	Serve as an officer, director, partner, etc. in any publicly traded entity;

•	Hold a seat in public office, or commit to a candidacy or a formal position on a campaign committee;

•	Operate a hedge fund or sponsor or participate in an association or group formed to invest in securities (e.g. an investment club); or

•	Recommend any other company’s investment management, brokerage, or similar services for a referral fee, unless the recommendation is allowed by a program we have established.

Employees may not serve on the board of any company whose securities are publicly traded, or of any company in which the Company or any Client account owns securities, without the prior approval of the CCO. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions concerning the company in question for a Client account managed by the Company.

As mentioned above, all outside activities conducted by an Employee must be approved prior to participation by the CCO by completing and submitting an Outside Business Activities pre-clearance request through the Blue River portal.

The CCO may require full details concerning the outside activity including the number of hours involved and any compensation to be received. In addition, in connection with any approval of an outside activity, such approval may, at the discretion of the CCO, be subject to certain conditions deemed necessary or appropriate to protect the interests of the Company or any Client.

The CCO may impose conditions on any approval to engage in such activity. Any such conditions shall be documented.

9. Gifts & Entertainment

The Company recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Company. Subject to the guidelines below, Employees are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, Employees should always act in the best interests of the Company and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Company’s business relationships. Employees should not accept any gifts or entertainment invitations that have the likelihood of influencing their decisions regarding the business transactions involving the Company. Employees should contact the CCO to discuss any offered activity or gift that may create such a conflict. The Company reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion.

Entertainment may include events such as meals, shows, concerts, theatre events, sporting events or similar types of entertainment. “Entertainment” also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses.

A.	Receipt of Gifts and Entertainment

1.	You shall not seek anything of substantial value, including any amount of cash, either directly or indirectly, from broker-dealers or other persons doing business or seeking to do business with PhaseCapital.

2.	You may accept only reasonable and customary gifts from broker-dealers or other persons providing services or seeking to provide services to PhaseCapital without regard to any specified transaction or action (or, if in connection with a transaction, a gift also provided to other participants). Gifts such as the following generally will not be considered to be in violation of this section:

•	promotional items with the broker-dealer’s logo, such as articles of clothing, gym bags, and the like distributed by broker-dealers in connection with a conference or seminar sponsored by such broker-dealer and offered to all conference or seminar participants; and

•	a gift whose reasonable value is less than $250 which shall be limited to $250 per year for a recipient from a single giver.

You may accept a gift whose reasonable value exceeds $250 only with the written permission of the CCO. Pre-approval of gifts and entertainment will be processed using the Blue River portal.

3.	You may only accept occasional entertainment from persons doing business or seeking to do business with PhaseCapital. You may not accept extravagant or excessive entertainment.

If there are any questions about a proposed gift or entertainment, you should discuss with the CCO. A log of all gifts and entertainment of substantial value (as defined above) that require pre-clearance will be maintained within the Blue River portal.

B.	Providing Gifts and Entertainment

You may not provide gifts or entertainment during any twelve-month period to any person who does business with PhaseCapital or with whom PhaseCapital is seeking to do business that have a fair market value of more than $250 without the advance written approval of the CCO. Pre-approval of gifts and entertainment will be processed using the Blue River portal.

IX.	Political Contributions and Other Political Activities

No Access Person shall make political contributions for the purpose of obtaining or retaining advisory contracts or other business for PhaseCapital. In addition, Access Persons are prohibited from considering PhaseCapital’s current or anticipated business relationships as a factor in making political contributions. “Access Person” is defined in the Appendix to this Code.

Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) prohibits:

•	An adviser's receipt of compensation from a government entity for two years following any contribution by the adviser or certain of its personnel (“covered associates”), to certain officials of a government entity (“covered official”);
•	Payments by an adviser or any covered associate to third-party solicitors or placement agents for their solicitation of government entities unless the third-party solicitor is a registered representative of a broker-dealer or registered investment adviser subject to pay-to-play regulations; and
•	An adviser and its covered associates from soliciting or coordinating contributions for an official of a government entity to which the adviser is seeking to provide advisory services, or payments to a political party of a state or locality where any adviser is providing or seeking to provide advisory services to a government entity.

The following procedures will apply to political contributions by the Company and its Employees:

•	all contemplated contributions to a political candidate (including federal, state, local or PACs) by any Employee will require pre-clearance from the CCO by submitting a preclearance form via the Blue River portal;
•	coordination of, or solicitation by, the Company of political contributions to a government official, or payment to a political party of a state or locality, will not be permitted;
•	newly hired or promoted Employees who will be considered covered associates will be required to disclose any political contributions made in the past two years to determine if the look back provisions will apply by completing and submitting a New Employee Political Contribution Declaration Form via the Blue River portal; and
•	any new relationships with third-party solicitors will require pre-approval from the CCO.

The rule also prohibits acts done indirectly, which, if done directly, would result in a violation of the rule.

In connection with administering compliance controls, Employees of the Company will be required to disclose certain political contributions, and may be required to sign periodic certifications that such Employees have not made any political contributions in violation of the Pay-to-Play Rule.

The look back provisions of the rule require an investment adviser to look back in time to determine whether it will be subject to any business restrictions under the rule when employing or engaging a person who would be considered a covered associate due to such person’s triggering contribution to an official of a government entity. The two-year time out is not triggered by a contribution made by a natural person more than six months prior to becoming a covered associate, unless he or she, after becoming a covered associate, solicits investors. As a result, the full two-year look back applies only to covered associates who solicit for the Company.

To avoid being subject to this prohibition, each Access Person is required to pre-clear with the CCO each political contribution to a person associated with a government entity. Pre-approval of political contribution and other political activities will be processed using the Blue River portal.

In addition, Phase Capital, each Access Person (other than an Access Person excepted from this provision in writing by the CCO) and each PAC controlled by PhaseCapital or an Access Person is prohibited from:

(i)	making, coordinating or soliciting payments to any state or local political party where PhaseCapital is seeking to provide investment advisory services to a Government Entity;

(ii)	making, soliciting or coordinating contributions to an Official of a Government Entity (including by making contributions through spouses or professional service providers, or sponsoring certain fundraisers) to which PhaseCapital is seeking to provide investment advisory services to a Government Entity;

(iii)	paying anyone to solicit business for PhaseCapital from a Government Entity unless the solicitor is either (a) a registered broker-dealer or a registered investment adviser or (b) an employee of PhaseCapital; and

(iv)	taking any indirect action that, if taken directly, would violate any of these prohibitions.

In general, government entities are: any state or local government; any agency, authority or instrumentality of any state or local government; any pool of assets sponsored by a state or local government (such as a defined benefit pension plan, separate account or general fund); and any participant directed government plan (such as 529, 403(b) or 457 plans).

In addition, the CCO may require periodic certifications from Employees that they have not made any political contributions in violation of the Company’s policy.

An Access Person must consult with the CCO prior to retaining any government entity client. If PhaseCapital elects to contract with a government entity client, the CCO is responsible for determining whether Rule 206(4)-5 and similar state or local rules would prohibit receipt of compensation and for development of additional policies and procedures, including procedures with respect to record keeping, as necessary to comply with that Rule and similar state and local rules.

X.	Confidential Information and Development Policy

A.	You shall treat as confidential, and shall not disclose to other persons, the securities activities engaged in or contemplated for any Client, including non-public information about a Client’s portfolio holdings, except to the extent required to do so in connection in the course of your responsibilities with PhaseCapital.

B.	You should be aware that all information, whether or not in writing, of a private, secret, proprietary or confidential nature that concerns PhaseCapital’s business or financial affairs, including the business and affairs of a Client (collectively “Confidential Information”), is and shall be the exclusive property of PhaseCapital. By way of illustration, but not limitation, Confidential Information includes (i) information concerning the operations, systems, trading strategies, investment models or other models, developments, inventions, performance, research, actual or proposed investments, assets under management, personnel, marketing plans, financial data developments, plans and vendor lists, (ii) computer software, forms, contracts, agreements, literature or other documents and (iii) the identity of any investors in any of the Funds or other information about such investors or the investments made or to be made by such Funds. You shall not disclose any Confidential Information to others outside of PhaseCapital or use the same for any purposes (other than specifically with respect to your performance of responsibilities to PhaseCapital) without the prior written approval by the CCO, either during or after such period of time as you are performing duties and responsibilities for PhaseCapital, unless and until such Confidential Information has become public knowledge without fault by you or you are required to do so by law or court order, whereupon you shall promptly inform PhaseCapital in writing.

C.	All written, photographic, electronic or other tangible material containing Confidential Information which shall come into your custody or possession, or which is developed by you, shall be and are the exclusive property of PhaseCapital to be used by you only in the course of performing duties and responsibilities for PhaseCapital. All such records or copies thereof and all tangible property of PhaseCapital in your custody or possession shall be delivered to PhaseCapital, upon the earlier of (i) a request by PhaseCapital or (ii) the cessation of your performance of duties and responsibilities for PhaseCapital. After such delivery, you shall not retain any such records or copies thereof or any such tangible property.

D.	The policies regarding non-disclosure and the return of Confidential Information set forth in paragraphs B and C above also extend to such types of information, records and tangible property of investors of PhaseCapital or vendors to PhaseCapital or other third parties who may have disclosed or entrusted the same to PhaseCapital or to you in the course of your employment. You shall not disclose or use Confidential Information and records of the type set forth in paragraphs A and B above, both during and after the termination of the employment or independent contractor relationship with PhaseCapital.

E.	PhaseCapital believes that the restrictions contained in this Section VIII are necessary for the protection of their business and goodwill and are reasonable for such purpose. You should be aware that any breach of this policy is likely to cause PhaseCapital substantial and irrevocable damage and therefore, in the event of any such breach, PhaseCapital, in addition to such other remedies which may be available, may pursue, and shall have the right to pursue, specific performance and other injunctive relief without having to prove actual damages.

F.	The provisions in this Section X do not in any way limit or narrow other policies of PhaseCapital or other written agreements executed by Access Persons. In the event of a conflict between the policies set forth in Section X and other policies of PhaseCapital, the other policies govern. In the event of a conflict between the policies set forth in Section VIII and an agreement with the Access Person, the agreement shall govern.

G.	You may not sign any confidentiality agreements or orally agree to any confidentiality restrictions with other parties without the prior approval of the CCO.

XI.         Electronic Communications

PhaseCapital seeks to maintain a professional work environment in every respect, including matters related to electronic communications. Any misuse of PhaseCapital’s resources can result in disciplinary action, including termination of Internet access privileges and immediate dismissal. Electronic communications, including email and connections to Internet and Intranet Web sites conducted using PhaseCapital’s computing or network resources, are the property of the PhaseCapital and are subject to monitoring and permanent archiving. All Access Persons should assume and expect that any electronic communication, including email, is routinely monitored, archived and read by senior management of PhaseCapital including the CCO and CEO. An Access Person may have no expectation of privacy for any communication using Phase Capital’s computing or network resources.

XII.       Regulatory, Legal and Other Contacts

Care must be taken in responding to oral or written inquiries from regulatory agencies, government officials and others outside of PhaseCapital (as described below), since their questions may relate to matters beyond PhaseCapital’s ordinary business or concern serious issues. You must follow the procedures described below (which require the immediate notification of the CCO) if you receive these inquiries. Except as authorized or required by law, including SEC statutes and rules relating to “whistleblowers”, no Access Person may make any statement to any regulatory or legal authority about PhaseCapital or a Client without prior notification to the CCO.

A.	Inquiries from Regulatory Agencies: All inquiries, written or oral, for information by governmental or self-regulatory authorities, including but not limited to representatives of the SEC, FINRA, the NYSE, the CFTC, the Internal Revenue Service, the Department of Labor, and the states, must be reported immediately to the CCO. You should not make any statements to any such person or respond to any such inquiry, except as authorized or required by law, including SEC statutes and rules relating to “whistleblowers”. In the case of telephone inquiries, you should obtain the name, agency, address, and telephone number of the representative making the inquiry.

B.	Litigation Relating to the PhaseCapital or Employment with the PhaseCapital: Only the CCO may accept legal process on behalf of Access Persons in their capacity as employees of PhaseCapital. If an attempt is made to serve you with a legal process intended for PhaseCapital, you must refuse it and immediately notify the CCO. If you are served with a subpoena that relates to your employment with the PhaseCapital or directly to the PhaseCapital, clients, or other employees, you must promptly notify the CCO.

C.	Other Contacts: Periodically, attorneys, accountants, broker/dealers, other investment advisers, credit agencies and others may request information about PhaseCapital’s operations, clients or employees. Any request for information that is not generally released by PhaseCapital in the ordinary course of business must be referred immediately to the CCO.

XIII.      Prohibition Against Manipulative Trading Practices

Prohibition Against Window Dressing

Window dressing is sometimes undertaken by unscrupulous portfolio managers near the end of the quarter or year to improve the appearance of portfolio/fund performance before presenting it to clients or shareholders. To window dress, the fund manager will sell-off positions with large losses and purchase well-performing and well-known positions near the end of the quarter or year. These securities are then reported as part of the fund's holdings. While this may have little effect on actual performance, it can mislead the investor or shareholder. Window dressing is prohibited.

Prohibition Against Pumping

Pumping is bidding up the value of a fund's holdings right before the end of a period at which time performance is measured (and/or reported to tracking services). Pumping is effected by placing a large number of orders on existing holdings, which, if there is a sufficient quantity on order, drives up the value the various positions and thus of the fund. This practice is also known as “marking the close.” Pumping creates a temporary gain, but the securities that are pumped will usually revert to the lower prices. Thus, pumping is not only a form of market manipulation, but hurts investors, including investors purchasing fund shares at the time of the manipulation. Portfolio pumping (or marking the close) is prohibited.

Violations

The Company impose reasonable disciplinary measures, which may include termination, for violations of its Prohibition Against Manipulative Trading Policy.

XIV.      Falsification or Alteration of Records

Falsifying or altering records or reports of the Company, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities of the Company or its Clients, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

•	Making false or inaccurate entries or statements in any Company or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity;
•	Manipulating books, records, or reports for personal gain;
•	Failing to maintain required books and records that completely, accurately, and timely reflect all business transactions;
•	Maintaining any undisclosed or unrecorded Company or Client funds or assets;
•	Using funds for a purpose other than the described purpose;

•	Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction

XV.        Enforcement

The CCO shall have primary responsibility for reviewing information submitted to it under this Code and enforcing this Code. The CCO shall maintain records of any material violations of this Code and of the actions taken as a result of such violations. If the CCO determines that a possible violation of this Code may have occurred, the CCO shall review relevant information to determine if an actual violation of this Code has occurred. Before making any determination that a violation has occurred, the CCO may give the person whose transaction is in question an opportunity to supply additional information regarding such transaction. In addition, if the CCO determines that a violation of this Code may have occurred, the CCO shall promptly report the possible violation to senior management.

Any profits on trades that are in violation of the Code are subject to disgorgement. Amounts disgorged will be donated to a charitable or educational organization of PhaseCapital’s choosing, for which a violating Access Person shall receive no tax benefit. Disgorgement of profits does not limit the rights of PhaseCapital to take other actions, including termination.

In addition, if the CCO determines that a violation of this Code has occurred, the CCO shall consider and may impose such sanctions or pursue other legal remedies as he or she deems appropriate, including, among other things, a letter of censure or suspension, termination of the employment of the violator and/or referral to civil or criminal authorities.

APPENDIX A to Code of Ethics and Professional Conduct

Definitions

“Access Person” means

(i)	Any supervised person:

(A)	Who has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(B)	Who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic.

(ii)	All of our directors, officers and general partners are presumed to be Access Persons.

“Beneficial ownership” shall be interpreted in the same manner as it would be under Section 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 under the 1934 Act and the rules and regulations thereunder from time to time in effect. Any report required under this Code may contain a statement that the report will not be construed as an admission that the person submitting the report has any direct or indirect beneficial ownership in the security to which the report relates. In general, a person is deemed to have beneficial ownership of securities owned by the Access Person’s spouse, by children residing in the person’s household or by children who are financially dependent on the person, or other securities over which the person has control. Some examples of forms of beneficial ownership include:

•	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial, or “street name” accounts.

•	Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial, or “street name” account).

•	Securities that are being managed for a person’s benefit on a discretionary basis by an investment PhaseCapital, broker, bank, trust company, or other manager other than securities in an Exempt Account.

•	Securities in a person’s individual retirement account.

•	Securities in a person’s account in a 401(k) or similar retirement plan, even if the person chooses to give someone else investment discretion over the account.

•	Securities owned by a trust of which the person is a beneficiary.

•	Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

“Excluded Securities” means direct obligations of the United States, banker’s acceptances, bank certificates of deposit, high-quality government short-term debt instruments, Employees Stock Option Purchase Plans of spouses (if part of compensation package), shares issued by registered open-end investment companies, unless advised by PhaseCapital LP, provided that an ETF is not an “excluded security” for this purpose.

“Exempt Account” means an account (often referred to as a “blind trust”) over which the Access Person has no direct or indirect influence or control. An account shall be deemed an Exempt Account only if the CCO makes such determination after reviewing all relevant facts.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

“Purchase or Sale of a Reportable Security” includes, among other things, the writing of an option to purchase or sell a Reportable Security.

“Reportable Security” means a security as defined in Section 202(a)(18)3 under the Advisers Act, except that it does not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares issued by money market funds or registered open-ended investment companies (other than any registered funds advised by the PhaseCapital), shares issued by unit investment trusts that are invested exclusively in one or more open-end funds (other than such funds managed by the PhaseCapital), or such other securities as may be excepted under the provisions of Rule 205-1 under the Advisers Act, provided that an ETF is a “reportable security” for this purpose. The definition of “security” under Section 202(a)(18) is

3 “Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. very comprehensive and includes, but is not limited to, stocks, bonds, closed-end funds, options and warrants.

APPENDIX B to Code of Ethics and Professional Conduct

PhaseCapital Initial Holdings Report

NOTE: THIS FORM AND THE ATTACHED DISCIPLINARY HISTORY QUESTIONNAIRE MUST BE COMPLETED BY ALL ACCESS PERSONS AND FILED WITH THE CCO NO LATER THAN 10 DAYS FROM THE DATE OF HIRE*. TERMS IN BOLDFACE TYPE HAVE THE MEANINGS SET FORTH IN THE COMPANY’S CODE OF ETHICS AND PROFESSIONAL CONDUCT (THE “CODE”).

Name of Access Person:

Date received by CCO:

Holdings Report (check ONE of the following two boxes):

☐	As of , 20__, the date the Code was adopted (the “Applicable Date”), I did not have any direct or indirect Beneficial Ownership of any Reportable Securities.

☐	Attached as my INITIAL HOLDINGS REPORT is a complete list of all Reportable Securities in which I had any direct or indirect Beneficial Ownership as of the Applicable Date.

Accounts with Brokers, Dealers, Investment Managers and/or Banks (check ONE of the following two boxes):

☐	As of the Applicable Date, I did not directly or indirectly have any accounts with brokers, dealers, investment managers or banks in which any securities (including securities which are not Reportable Securities) were held and with respect to which I had any direct or indirect Beneficial Ownership.

All accounts maintained as of the Applicable Date with brokers, dealers, investment managers or banks in which securities (including securities which are not Reportable Securities) are held, and with respect to which I had any direct or indirect Beneficial Ownership are set forth below:

Name of Institution	Name (s) under which Account Maintained	Account Number

I hereby certify that I have read and understand the Code and that I will comply with all applicable requirements of the Code, and have reported to the CCO all holdings and accounts required to be reported under the Code. I have completed the Disciplinary History Questionnaire attached hereto as Appendix B and have documented any “Yes” answers to those questions fully and completely. I agree to promptly notify the CCO if any of the responses in the Questionnaire are no longer true and correct or are unlikely to be true and correct in the future. I have had the opportunity to ask questions of representatives of the Company concerning the Code. All information provided in this Report (including, without limitation, the Disciplinary History Questionnaire) is true and complete.

Signed:

Print Name:

Date:

*This Form and the Disciplinary History Questionnaire must be filed by all Access Persons within 10 days of the date of the adoption of the Code.

INITIAL REPORT OF ALL REPORTABLE SECURITIES

Name of Access Person:	Date:

Ticker Symbol (or CUSIP)	Issuer and Title of Reportable Security	Number of Shares (or Principal Amount, if not a stock)	Name of Broker- Dealer or Bank in Which Security Held

Note: All information should be reported as of the Applicable Date. In lieu of completing the chart above, you may attach account statement(s), if such statement(s) contain at least the information requested above as of the Applicable Date. Please use additional sheets as needed.

Employee Signature:

Employee Name (Print):

Employee Date:

Reviewer Signature:

Reviewer Date:

ANNUAL REPORT OF ALL REPORTABLE SECURITIES

Name of Access Person:	Date:

Ticker Symbol (or CUSIP)	Issuer and Title of Reportable Security	Number of Shares (or Principal Amount, if not a stock)	Name of Broker- Dealer or Bank in Which Security Held

Note: All information should be reported as of the Applicable Date. In lieu of completing the chart above, you may attach account statement(s), if such statement(s) contain at least the information requested above as of the Applicable Date. Please use additional sheets as needed.

Employee Signature:

Employee Name (Print):

Employee Date:

Reviewer Signature:

Reviewer Date:

APPENDIX C to Code of Ethics and Professional Conduct

PHASECAPITAL DISCIPLINARY HISTORY QUESTIONNAIRE

The following questions are derived from the Securities and Exchange Commission’s (“SEC”) Form ADV, Part I. Your responses to this Questionnaire are important to the Company. If the Company or any affiliate registers as an investment adviser with the SEC, it will rely on your responses below in completing the Form ADV.

A.       In the past ten years, have you:

1.	Been convicted of or plead guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to any felony?

☐ Yes ☐ No

2.	Been charged with any felony?

☐ Yes ☐ No

B.       In the past ten years have you:

1.	Been convicted of or plead guilty or nolo contendere (“no contest”) in a domestic, foreign, or military court to a misdemeanor involving: investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

☐ Yes ☐ No

2.	Been charged with a misdemeanor listed in B(1)?

☐ Yes ☐ No

C.       Has the SEC or the Commodity Trading Futures Commission (CFTC) ever:

1.	Found you to have made a false statement or omission?

☐ Yes ☐ No

2.	Found you to have been involved in a violation of SEC or CFTC regulations or statutes?

☐ Yes ☐ No

3.	Found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

☐ Yes ☐ No

4.	Entered an order against you in connection with investment-related activity?

☐ Yes ☐ No

5.	Imposed a civil money penalty on you or ordered you to cease & desist from any activity?

☐ Yes ☐ No

D.	Has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

1.	Found you to have made a false statement or omission, or been dishonest, unfair, or unethical?

☐ Yes ☐ No

2.	Found you to have been involved in a violation of investment-related regulations or statutes?

☐ Yes ☐ No

3.	Found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

☐ Yes ☐ No

4.	In the past ten years, entered an order against you in connection with investment-related activity?

☐ Yes ☐ No

5.	Ever denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?

☐ Yes ☐ No

E.	Has any self-regulatory organization or commodities exchange ever:

1.	Found you to have made a false statement or omission, or been dishonest, unfair, or unethical?

☐ Yes ☐ No

2.	Found you to have been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?

☐ Yes ☐ No

3.	Found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

☐ Yes ☐ No

4.	Disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities?

☐ Yes ☐ No

F.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?

☐ Yes ☐ No

G.	Are you now the subject of any regulatory proceeding that could result in a “yes” answer to any part of Item C., D., or E.?

☐ Yes ☐ No

H.	1. Has any domestic or foreign court:

a.	in the past ten years, enjoined you in connection with any investment-related activity?

☐ Yes ☐ No

b.	ever found that you were involved in a violation of investment-related statutes or regulations?

☐ Yes ☐ No

c.	ever dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

☐Yes ☐ No

2.       Are you now the subject of any civil proceeding that could result in a “yes” answer to any part of Item H (1)?

☐Yes ☐ No

************************************************************************

Explanation for any “Yes” answers above (attach additional sheets if necessary):

Item #_____

Explanation of Circumstances:

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